UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 3, 2013

Carrols Restaurant Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33174	16-1287774
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

968 James Street Syracuse, New York		13203
(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code (315) 424-0513

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 5.02.  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On June 3, 2013, Carrols Restaurant Group, Inc. (the "Company"), Carrols Corporation ("Carrols"), a wholly-owned subsidiary of the Company, and Carrols LLC ("Carrols LLC"), a wholly-owned subsidiary of Carrols, entered into a Change of Control and Severance Agreement (the "Agreement") with each of Paul R. Flanders, the Company's Vice President, Chief Financial Officer and Treasurer, William E. Myers, the Company's Vice President, General Counsel and Secretary, Timothy J. LaLonde, the Company's Vice President, Controller, Richard G. Cross, the Company's Vice President, Real Estate and Gerald J. DiGenova, the Company's Vice President, Human Resources. Each Agreement provides that if within one year following a Change of Control (as defined in the Agreement), such employee's employment is terminated by the Company, Carrols or Carrols LLC without Cause (as defined in the Agreement) or by such employee for Good Reason (as defined in the Agreement), then such employee will be entitled to receive (a) a cash lump sum payment in the amount equal to the product of 18 and the employee's monthly base salary at the then current rate, (b) an amount equal to the aggregate bonus payment for the year in which the employee incurs a termination of employment to which the employee would otherwise have been entitled had his employment not terminated under the Company's executive bonus plan then in effect, and (c) continued coverage under the Company's welfare and benefits plans for such employee and his dependents for a period of up to 18 months. Each Agreement also provides that if prior to a change of control or more than one year after a change of control, such employee's employment is terminated by the Company, Carrols or Carrols LLC without cause or by such employee for good reason, then such employee will be entitled to receive (a) a cash lump sum payment in the amount equal to one year's salary at the then current rate, (b) an amount equal to the pro rata portion of the aggregate bonus payment for the year in which the employee incurs a termination of employment to which the employee would otherwise have been entitled had his employment not terminated under the Company's executive bonus plan then in effect, and (c) continued coverage under the Company's welfare and benefits plans for such employee and his dependents for a period of up to 18 months. The payments and benefits due under each Agreement cannot be reduced by any compensation earned by the employee as a result of employment by another employer or otherwise. The payments are also not subject to any set-off, counterclaim, recoupment, defense or other right that the Company, Carrols or Carrols LLC may have against the employee.

The Change of Control/Severance Agreements, dated as of December 13, 2006, and entered into by each of Mr. Flanders, Mr. LaLonde, Mr. Cross and Mr. DiGenova (the "Prior Agreements") were terminated and are superseded by the Agreement entered into by such executive officers on June 3, 2013 and such Agreements contain substantially the same material terms as the Prior Agreements.

The forms of the Agreement are attached hereto as Exhibits 10.1 and 10.2 and are incorporated by reference herein.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d)     Exhibits

10.1	Form of Change of Control and Severance Agreement (entered into by each of Mr. Flanders, Mr. LaLonde, Mr. Cross and Mr. DiGenova)
10.2	Form of Change of Control and Severance Agreement (entered into by Mr. Myers)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARROLS RESTAURANT GROUP, INC.

Date:	June 7, 2013

By:	/s/ William E. Myers
Name:	William E. Myers
Title:	Vice President, General Counsel and Secretary